Exhibit 99.1
Acuren Corporation Reports Results for the Second Quarter 2025
- Delivered revenue of $313.9 million, up 1.5% year-over-year (organic growth of 2.0%), driven by strong callout work -
- Completed merger with NV5, positioning the Company as a market-leading provider of TICC and engineering services -
TOMBALL, Texas, August 14, 2025 -- (BUSINESS WIRE) -- Acuren Corporation (NYSE: TIC) (“Acuren” or the “Company”), a leading provider of tech-enabled Testing, Inspection, Certification, and Compliance (TICC) services and critical asset integrity solutions, today reported its financial results for the three and six months ended June 30, 2025.
On August 4, 2025, Acuren completed its transformational merger with NV5 Global, Inc. (“NV5”), creating a market-leading $2 billion TICC and engineering services company. As the transaction closed after the end of the reporting period, the financial results of NV5 are not included in Acuren’s second quarter results.
Tal Pizzey, CEO of Acuren stated: “We delivered year-over-year top line growth and stable adjusted gross margins, demonstrating the strength and resilience of our business model and the mission-critical nature of our services. Strong performance in callout work highlights our diversified revenue streams and operational agility, enabling us to deliver steady results across varied market conditions. We also expanded our share of wallet and service offerings with existing customers, further strengthening our platform and supporting growth across key end markets.
“The successful completion of our merger with NV5 marks a transformative milestone for Acuren, enabling us to offer a powerful value proposition by combining our expertise in industrial inspection and mitigation with NV5’s geospatial and engineering capabilities across the full asset lifecycle. This strategic combination positions us to drive sustainable growth and deliver exceptional value to our customers, employees, and investors.”
The presentation of our operating results reflects the Company’s acquisition of ASP Acuren Holdings, Inc. on July 30, 2024. The period from April 1, 2025 through June 30, 2025, is referred to as the “Successor” period and the period from April 1, 2024 through June 30, 2024 is referred to as the “Predecessor” period.
Second Quarter 2025 Highlights
•Successor revenue of $313.9 million compared to Predecessor revenue of $309.3 million in the prior year period, reflecting organic growth of 2.0% in Q2 and 4.6% in the first half of 2025. Growth was driven by new customer wins, increased penetration with existing customers, and strong callout volumes.
•Successor net loss of $0.2 million compared to Predecessor net loss of $5.5 million in the prior year period. The year-over-year improvement reflects the absence of prior-year seller-related stock compensation and transaction expenses, as well as lower interest expense, partially offset by current-period business transformation costs.
•Successor Adjusted EBITDA of $54.6 million compared to Predecessor Adjusted EBITDA of $59.1 million in the prior year period. Adjusted EBITDA margin was 17.4%, compared to 19.1% in the prior year period. The year-over-year margin change reflects a more normalized business mix and the addition of incremental public company costs.
Robert A.E. Franklin, Executive Chairman of Acuren commented: “Acuren delivered a strong second quarter, reflecting disciplined execution, robust customer engagement, and continued momentum across our core service lines. The team’s unwavering focus on operational excellence and value delivery drove another period of profitable growth and sustained margin performance.
“The successful combination with NV5 has established a differentiated market leader with significant operational and financial advantages. As we begin integrating our complementary service portfolios and expanding our geographic reach, we see substantial opportunities for cross-selling and further optimization of our corporate structure and cost base. With our strengthened recurring revenue foundation and diverse exposure across infrastructure, energy, utilities, and government sectors, we are focused on generating robust free cash flow and on achieving optimal capital structure metrics. This transaction has delivered the successful union of two organizations committed to technical excellence and innovation, establishing our foundation for accelerated growth and enhanced stakeholder value creation.”

Capital Resources and Liquidity
As of June 30, 2025, the Company had total liquidity of $199.2 million, including cash and cash equivalents of $130.1 million plus undrawn capacity on the Company’s $75.0 million revolving credit facility. Total term loan debt was $751.3 million, net of unamortized debt issuance costs at quarter end. For the three months ended June 30, 2025, the Company’s weighted-average basic and diluted shares of common stock outstanding were 121,476,215 and 122,476,215, respectively.
Merger with NV5
On August 4, 2025, Acuren completed its previously announced acquisition of NV5, a leading provider of tech-enabled engineering, testing, inspection, and consulting solutions for the built environment. The total transaction value was approximately $1.7 billion, including full repayment of NV5’s outstanding debt and the issuance of approximately 79 million shares of Acuren common stock to NV5 shareholders at close. Following the close of the transaction, the Company’s common stock outstanding was 200,589,758 as of August 12, 2025.
In connection with the transaction, Acuren amended its existing credit facility to add $875.0 million of new fungible term loan debt, increasing total first lien term loans outstanding to $1.6 billion, and expanded its revolving credit capacity from $75.0 million to $125.0 million. Proceeds from the debt, which were priced in line with Acuren’s existing facility, were used along with cash on hand to fund the cash portion of the NV5 purchase price, including repayment of NV5’s outstanding debt and transaction-related expenses.
Guidance
In connection with the recently completed NV5 acquisition, the Company is actively reviewing and updating its financial outlook to reflect the combined business. Acuren expects to provide refreshed consolidated guidance, including anticipated ranges for revenue and Adjusted EBITDA, with its third quarter earnings results in November 2025. This approach reflects our commitment to delivering a comprehensive outlook for investors and allows us to incorporate deeper information sharing and strategic planning into our full-year guidance.
Webcast and Conference Call
Acuren will hold a webcast/dial-in conference call to discuss its financial results at 8:30 a.m. ET (7:30 a.m. CT) on Thursday, August 14, 2025. Participants on the call will include Tal Pizzey, Chief Executive Officer; Kristin Schultes, Chief Financial Officer; Robert A.E. Franklin, Executive Chairman; Sir Martin Franklin, Co-Chairman; and Ben Heraud, President and Chief Operating Officer.
To listen to the call by telephone, please dial 877-407-0789 or 201-689-8562. You may also attend and view the presentation via webcast by accessing the following URL:
https://viavid.webcasts.com/starthere.jsp?ei=1725759&tp_key=25a2fe4328
A replay of the call will be available shortly after completion of the live call/webcast via the webcast link above.
About Acuren Corporation
Acuren is a leading provider of tech-enabled Testing, Inspection, Certification, and Compliance (TICC) services and critical asset integrity solutions. Operating primarily in North America, Acuren serves diversified end markets that are essential to the North American economy, including industrials, infrastructure, energy, midstream, and renewables.
Acuren supports clients across the full asset lifecycle, from commissioning to compliance, powering its solutions with unique go-to-market methods including advanced inspection and nondestructive testing (NDT), Rope Access Technician (RAT) mitigation services, materials engineering services, lab analysis and destructive testing, proprietary software, and drone-enabled geospatial analytics. Acuren’s TICC services are mission-critical, frequently compliance-mandated, and typically recurring in nature.
For more information, please visit www.acuren.com.

Forward-Looking Statements
Certain statements in this press release are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements in this press release include statements regarding the Company’s expectations and beliefs regarding (i) creating a market leading provider of TICC and engineering services, (ii) NV5 cross-selling opportunities and long-term growth, (iv) value creation, benefits and synergies of the combination with NV5, (v) its ability to maintain strong profitability levels, (vi) its net leverage ratio and free cash flow, (vii) its strategic plans, (viii) its success in the remainder of 2025 and beyond, (ix) consolidated guidance, and (x) its integration plans. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.
These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, (i) economic conditions affecting the industries Acuren and NV5 serve, including the construction industry and the energy sector, as well as general economic conditions; (ii) the ability and willingness of customers to invest in infrastructure projects; (iii) a decline in demand for Acuren’s or NV5’s services or for the products and services of their customers; (iv) the fact that Acuren’s revenues are derived primarily from contracts with durations of less than six months and the risk that customers will not renew or enter into new contracts; (v) Acuren’s ability to successfully acquire other businesses, successfully integrate acquired businesses into its operations and manage the risks and potential liabilities associated with those acquisitions; (vi) Acuren and NV5’s ability to compete successfully in the industries and markets they serve; (vii) Acuren and NV5’s ability to properly manage and accurately estimate costs associated with specific customer projects, in particular for arrangements with fixed price terms; (viii) increases in the cost, or reductions in the supply, of the materials used in Acuren and NV5’s business and for which we bear the risk of such increases; (ix) the inherently dangerous nature of the services Acuren and NV5 provide and the risks of potential liability; (x) the seasonality of Acuren’s and NV5’s business and the impact of weather conditions; (xi) Acuren’s ability to remediate any material weaknesses; (xii) the impact of health, safety and environmental laws and regulations, and the costs associated with compliance with such laws and regulations; (xiii) Acuren’s substantial level of indebtedness and the effect of restrictions on its operations set forth in the documents that govern such indebtedness, (xiv) the combined company may fail to realize anticipated synergies or other benefits expected from the Merger in the timeframe expected or at all and (xv) the ultimate timing, outcome, and results of integrating the operations of Acuren and NV5. For a detailed discussion of cautionary statements and risks that may affect Acuren’s future results of operations and financial results, please refer to Acuren’s filings with the SEC, including, but not limited to, the risk factors in Acuren’s Annual Report on Form 10-K for the year ended December 31, 2024 which was filed with the SEC on March 27, 2025, and any amendments thereto, and in Acuren’s quarterly report on Form 10-Q which was filed with the SEC on August 14, 2025. Forward-looking statements included in this press release speak only as of the date hereof and, except as required by applicable law, Acuren does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Acuren assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Non-GAAP Financial Measures
This press release contains Adjusted Gross Profit, Adjusted Gross Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Organic Change In Service Revenue, and Adjusted Selling, General and Administrative (“SG&A”) Expenses which are non-U.S. GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.
As used in this press release, Adjusted Gross Profit is defined as Gross Profit less depreciation expense included in cost of revenue for the periods presented. Adjusted Gross Margin is defined as Gross Profit divided by service revenue. EBITDA is defined as earnings before interest, taxes, depreciation and amortization for the periods presented and Adjusted EBITDA is defined as EBITDA excluding the impact of certain non-cash and other specifically identified items for the periods presented. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by service revenue. Organic Change In

Service Revenue provides a consistent basis for a year-over-year comparison in service revenue as it excludes the impacts of material acquisitions, divestitures, and the impact of changes due to foreign currency translation. Adjusted SG&A is defined as SG&A Expense less depreciation and amortization and the impact of certain non-cash and other specifically identified items for the periods presented.
The Company uses these non-GAAP financial measures and additional financial information both in explaining its results to shareholders and the investment community and in its internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance, reportable business segments and prospects for future performance, (b) permit investors to compare the Company with its peers, (c) determines certain elements of management’s incentive compensation, and (d) provide consistent period-to-period comparisons of the results.
While the Company believes these non-GAAP measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. A reconciliation of these non-GAAP financial measures is included later in this press release.
Investor Relations Contacts
Andrew Shen
Director of Investor Relations
Email: IR@acuren.com
Source: Acuren Corporation

Acuren Corporation
Condensed Consolidated Balance Sheets
(amounts in thousands)
(Unaudited)

	Successor
	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$130,056	$139,134
Accounts receivable, net	257,646	236,520
Prepaid expenses and other current assets	11,441	18,582
Total current assets	399,143	394,236
Property and equipment, net	185,675	189,233
Operating lease right-of-use assets, net	30,724	30,001
Goodwill	876,790	845,939
Intangible assets, net	742,092	740,657
Deferred tax assets	806	765
Other assets	7,128	6,908
Total assets	2,242,358	2,207,739
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$18,429	$13,877
Accrued expenses and other current liabilities	73,704	67,676
Current portion of long-term debt	7,731	7,750
Current portion of lease obligations	19,326	17,028
Total current liabilities	119,190	106,331
Long-term debt, net of current portion	743,532	747,048
Non-current lease obligations	42,630	40,753
Deferred tax liabilities	144,830	150,672
Other noncurrent liabilities	13,113	11,763
Total liabilities	1,063,295	1,056,567
Total stockholders' equity	1,179,063	1,151,172
Total liabilities and stockholders' equity	$2,242,358	$2,207,739

Acuren Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor 2025	Predecessor 2024	Successor 2025	Predecessor 2024
Service revenue	$313,925	$309,292	$548,140	$532,354
Cost of revenue	239,824	228,673	430,370	395,887
Gross profit	74,101	80,619	117,770	136,467
Selling, general and administrative expenses	55,236	60,870	107,694	102,724
Transaction costs	515	—	1,166	—
Income from operations	18,350	19,749	8,910	33,743
Interest expense, net	15,451	17,569	31,458	33,551
Other income, net	(777)	(279)	(1,896)	(286)
Income (loss) before income tax provision	3,676	2,459	(20,652)	478
Income tax provision	3,909	7,909	5,374	7,199
Net loss	(233)	(5,450)	(26,026)	(6,721)

Basic and diluted loss per share:
Common stock	$(0.00)	$—	$(0.21)	$—
Series A Preferred Stock	$(0.00)	$—	$(0.21)	$—
Common shares	$—	$(1.08)	$—	$(1.34)
Weighted-average shares outstanding:
Common stock, basic	121,476,215	—	121,476,215	—
Common stock, diluted	122,476,215	—	122,476,215	—
Series A Preferred Stock, basic and diluted	1,000,000	—	1,000,000	—
Common shares, basic and diluted	—	5,024,802	—	5,024,802

Acuren Corporation
Condensed Consolidated Statements of Cash Flows
(amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	Successor 2025	Predecessor 2024
Cash flows from operating activities:
Net loss	$(26,026)	$(6,721)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	31,912	18,712
Amortization expense	26,224	20,051
Non-cash lease expense	5,139	6,070
Share-based compensation expense	2,980	17,696
Amortization of deferred financing costs	1,682	2,043
Accrued contingent consideration	2,049	527
Fair value adjustments on interest rate derivatives	—	3,102
Deferred taxes	(11,718)	(5,401)
Other	(744)	(654)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(12,636)	(46,084)
Prepaid expenses and other current assets	8,388	(4,991)
Accounts payable	974	(7,052)
Accrued expenses and other current liabilities	3,434	3,183
Operating lease obligations	(4,904)	(6,369)
Other assets and liabilities	(449)	(2,866)
Net cash provided by (used in) operating activities	26,305	(8,754)

Cash flows from investing activities:
Purchases of property and equipment	(12,494)	(11,321)
Proceeds from sale of property and equipment	743	974
Acquisitions of businesses, net of cash acquired	(16,656)	(46,280)
Net cash used in investing activities	(28,407)	(56,627)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	30,000
Payments on long-term borrowings	(3,865)	(16,346)
Payment of debt issuance costs	(1,165)	—
Payments on finance lease obligations	(5,278)	(4,904)
Net cash (used in) provided by financing activities	(10,308)	8,750

Net effect of exchange rate fluctuations on cash and cash equivalents	3,332	366
Net change in cash and cash equivalents	(9,078)	(56,265)

Cash and cash equivalents
Beginning of period	139,134	87,061
End of period	$130,056	$30,796

Acuren Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Gross Profit and Adjusted Gross Margin
(amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor 2025	Predecessor 2024	Successor 2025	Predecessor 2024
Gross profit	$74,101	$80,619	$117,770	$136,467
Depreciation expense included in cost of revenue	16,219	9,481	31,581	18,542
Adjusted gross profit	$90,320	$90,100	$149,351	$155,009
Adjusted gross margin(1)	28.8%	29.1%	27.3%	29.1%

(1)	Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by service revenue for the applicable period.

Acuren Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
(amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor 2025	Predecessor 2024	Successor 2025	Predecessor 2024
Net loss	$(233)	$(5,450)	$(26,026)	$(6,721)
Income tax provision	3,909	7,909	5,374	7,199
Interest expense, net	15,451	17,569	31,458	33,551
Depreciation and amortization expense	29,537	19,670	58,136	38,763
EBITDA	48,664	39,698	68,942	72,792
Adjustments
Predecessor seller-related expenses and stock compensation(1)	—	17,925	—	19,669
ASP Acuren Acquisition transaction related expenses(2)	—	—	467	—
Acquisition related transaction and integration expenses(3)	1,882	1,918	2,742	2,052
Public company business transformation costs(4)	1,970	—	4,620	—
Non-cash stock compensation expense(5)	1,873	—	2,980	—
Other non-recurring charges(6)	172	(430)	663	107
Adjusted EBITDA	$54,561	$59,111	$80,414	$94,620
Adjusted EBITDA margin(7)	17.4%	19.1%	14.7%	17.8%

(1)	Adjustment to add back expenses related primarily to the previous owner’s compensation and stock incentive plans.
(2)	Adjustment to add back transaction related expenses for the ASP Acuren Acquisition.
(3)	Adjustment to add back transaction and acquisition integration related costs and similar items for acquisitions not including the ASP Acuren Acquisition.
(4)	Adjustment to reflect the elimination of non-recurring costs related to public company business transformation.
(5)	Adjustment to add back stock compensation expense.
(6)	Adjustment to add back other non-recurring charges including restructuring charges, IT development charges and certain gains, losses and balance adjustments.
(7)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by service revenue for the applicable period.

Acuren Corporation
Non-GAAP Financial Measure
Organic Change In Service Revenue
(Unaudited)

	Three Months Ended June 30, 2025 (Successor)
	Service Revenue Change (As Reported)	Foreign Currency Translation(1)	Service Revenue Change (Fixed Currency)(2)	Acquisitions(3)	Organic Change In Service Revenue
Consolidated	1.5%	(0.6)%	2.1%	0.1%	2.0%

	Six Months Ended June 30, 2025 (Successor)
	Service Revenue Change (As Reported)	Foreign Currency Translation(1)	Service Revenue Change (Fixed Currency)(2)	Acquisitions(3)	Organic Change In Service Revenue
Consolidated	3.0%	(1.7)%	4.7%	0.1%	4.6%

(1)	Represents the effect of foreign currency on reported service revenue, calculated as the difference between reported service revenue and service revenue at fixed currencies for both periods. Fixed currency amounts are based on translation into U.S. Dollars at fixed foreign currency exchange rates established by management.
(2)	Amount represents the year-over-year change when comparing both years after eliminating the impact of fluctuations in foreign currency exchange rates by translating foreign currency denominated results at fixed foreign currency exchange rates for both periods.
(3)	Adjustment to exclude service revenue from material acquisitions from their respective dates of acquisition until the first year anniversary from date of acquisition.

Acuren Corporation
Reconciliation of Non-GAAP Financial Measure
Adjusted SG&A Expenses
(amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor 2025	Predecessor 2024	Successor 2025	Predecessor 2024
SG&A expenses	$55,236	$60,870	$107,694	$102,724

Adjustments
Amortization expense	(13,222)	(10,151)	(26,224)	(20,051)
Depreciation expense	(96)	(38)	(331)	(170)
Predecessor seller-related expenses and stock compensation(1)	—	(17,925)	—	(19,669)
ASP Acuren Acquisition transaction related expenses(2)	—	—	(467)	—
Acquisition related transaction and integration expenses(3)	(1,357)	(2,461)	(2,083)	(2,599)
Public company business transformation costs(4)	(1,991)	—	(4,528)	—
Non cash stock compensation expense(5)	(1,873)	—	(2,980)	—
Other non-recurring charges(6)	(172)	430	(663)	(107)
Adjusted SG&A expenses	$36,525	$30,725	$70,418	$60,128
Adjusted SG&A expenses as a % of service revenue	11.6%	9.9%	12.8%	11.3%

(1)	Adjustment to add back expenses related primarily to the previous owner’s compensation and stock incentive plans.
(2)	Adjustment to add back transaction related expenses for the ASP Acuren Acquisition.
(3)	Adjustment to add back transaction and acquisition integration related costs and similar items for acquisitions not including the ASP Acuren Acquisition.
(4)	Adjustment to reflect the elimination of non-recurring costs related to public company business transformation.
(5)	Adjustment to add back stock compensation expense.
(6)	Adjustment to add back other non-recurring charges including restructuring charges, IT development charges and certain gains, losses and balance adjustments.